FOR IMMEDIATE RELEASE

Norfolk Southern reports second-quarter 2017 results

Achieves record operating ratio of 66.3 percent and increases 2017 share repurchase guidance to $1 billion

NORFOLK, Va., July 26, 2017 – Norfolk Southern Corporation (NYSE: NSC) today reported second-quarter financial results.

Second-quarter net income was $497 million, up 23 percent year-over-year, driven by a 15 percent increase in income from railway operations, and a record operating ratio. Diluted earnings per share were $1.71, up 26 percent year-over-year.

“Norfolk Southern’s strong financial results and all-time record operating ratio reflect the power of our team, successful execution of our dynamic plan, and focus on operating even more efficiently while providing high quality service to customers,” said James A. Squires, Norfolk Southern chairman, president and CEO. “We remain committed to our core pillars of safety, service, stewardship and growth as we continue to enhance operations across the organization. We are confident in our ability to reach our goals and deliver sustainable shareholder value in the near and long terms. As a result of our achievements to date and the confidence we have in our outlook, we are increasing this year’s share repurchase guidance by 25% to $1 billion.”

Second-quarter summary

•
Railway operating revenues of $2.6 billion increased 7 percent compared with second-quarter 2016, as overall volumes were 6 percent higher, reflecting growth within our major commodity categories of coal and intermodal.

•	Railway operating expenses increased $65 million, or 4 percent, to $1.7 billion as targeted expense reductions helped offset volume and inflation-related expenses.

•	Income from railway operations was $888 million, up 15 percent year-over-year, and the operating ratio, or operating expenses as a percentage of revenues, was 66.3 percent, an all-time record.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com

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